November 10, 2007

John J. Freeh
5997 Vera Cruz Road
Center Valley, PA 18034

Dear John:

On behalf of the Compensation Committee of HydroGen Corporation, I am very pleased to confirm the details of our offer to you for employment in the position of Chief Executive Officer of HydroGen, LLC (the “Company” or the “LLC”) . The terms of this offer are as follows:

As of your starting date, November 10, 2007, your employment at HydroGen will include the following:

Position

You will be employed in the position of Chief Executive Officer, reporting to the Board of Directors. You will also serve as Chief Executive Officer of HydroGen Corporation (“HydroGen”), but as an employee of the Company. Your assignment is on a full-time basis with the understanding that your occasional participation in other professional activities such as those related to board of director memberships or charitable organizations is permissible.

Compensation

• Annual base salary of $300,000, paid in bi-weekly installments, and prorated from your date of hire. Because this position is classified as Exempt, you will not be eligible for overtime pay. HydroGen’s Compensation Committee of the Board of Directors (the “Compensation Committee”) understands that additional compensation may be required should it become necessary to establish longer term accommodations in a different location than your current one. At such time, the Compensation Committee agrees to negotiate a mutually satisfactory arrangement, including the reimbursement for relocation expenses.

• Annual bonus targeted at 70% of base salary (“Annual Bonus”), the amount of which will be based upon the achievement of corporate and individual performance goals to be determined by the Compensation Committee. The Annual Bonus, if any, will be paid as soon as practicable after the end of each calendar year, provided employment has not been terminated prior to the end of the calendar year to which the Annual Bonus relates.

We will re-evaluate your compensation arrangements from time to time in light of your performance and our business needs and may make modifications as we deem warranted. Any modification in compensation must be approved by the Compensation Committee.

Option Grant

• You will be granted the right and option (the “Option”) to purchase all or any part of an aggregate of 607,244 shares of the authorized but unissued shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which represents 4% of the fully-diluted issued and outstanding shares of the Company. The Option shall be governed by and become exercisable, subject to the terms and conditions of the Company’s Stock Option Plan and a Stock Option Agreement to be entered into between you and the Company, as follows: one-third shall become exercisable one year after the date of grant,, one-third shall become exercisable two-years from the date of grant and the remaining one-third shall become exercisable three-years from the date of grant. The exercise price of the Option shall be the closing price of the Common Stock on your start date or, if not a business day, the closing price of the Common Stock on the next business day.

Benefits and perquisites

• You will be eligible on your date of hire for the Company's benefits program in accordance with our Company policies as contained in the enclosed Employee Handbook.

• Notwithstanding the Employee Handbook, you shall be entitled to twenty-five (25) days of vacation for each calendar year, accrued monthly at the rate of 2.083 days. Your vacation benefits shall otherwise be in accordance with the Employee Handbook.

• You also may be eligible as of the first day of the month following your start date for HydroGen's package of medical and dental coverage for which we pay a portion of the cost. A summary of these benefits is contained in the attached Benefits Summary.

• You also may be eligible as of the first day of the month following thirty days after your start date for long-term disability and life insurance up to $150,000. A summary of these benefits is also contained in the attached Benefits Summary.

Your eligibility for benefits is subject to the terms and conditions in the applicable policy or plan. Nothing in this letter should be construed as a guarantee of any particular level of benefits or of your participation in any benefit plan. The Company reserves the right to amend or terminate all benefits and compensation plans in effect from time to time.

• You will be provided with a dedicated administrative assistant as necessary to facilitate your duties as Chief Executive Officer.

Nomination to the Board of Directors

To the extent consistent with the Nominating Committee of the Board of Director’s fiduciary responsibilities and its by-laws, the Nominating Committee will nominate you for election by the shareholders of HydroGen as a director so long as you continue to serve as Chief Executive Officer of HydroGen.

“At-will” Employment

If you accept our offer of employment, your employment will be “at-will.” As an “at-will” employee, you can terminate your employment at any time, for any reason, with or without prior notice, and the Company has the same right. Please understand also that neither this offer, nor the maintenance of any personnel policies, procedures and benefits, constitutes a contract of employment or guarantee of specific benefits.

Termination

The following definitions shall apply:

“Cause” shall mean (i) the breach of any fiduciary duty owed to the Company; (ii) a conviction of or a no contest plea to a felony offense or possession of illegal narcotics; (iii) habitual drunkenness or use of illegal drugs; (iv) your total disability for more than 6 months; and/or (v) illegal conduct or gross misconduct, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

“Change of Control” shall mean the occurrence of any of the following events:

any reorganization, consolidation or merger of HydroGen, LLC (the “LLC”) or other similar transaction that results in at least 50% of the combined voting power of the outstanding securities of the continuing, surviving or other entity not directly or indirectly owned by holders of at least 50% of the combined voting power of the LLC’s securities outstanding immediately prior to such reorganization, consolidation, merger or other similar transaction; provided, however, that for purposes of this subsection (i) a Change of Control shall not be deemed to have occurred if such Change of Control results from a transaction solely among HydroGen, the LLC, or any other wholly-owned subsidiary of HydroGen;

any reorganization, consolidation or merger of HydroGen or other similar transaction that results in at least 50% of the combined voting power of the outstanding securities of the continuing, surviving or other entity is not directly or indirectly owned by holders of at least 50% of the combined voting power of HydroGen's securities outstanding immediately prior to such reorganization, consolidation, merger or other similar transaction;

any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the LLC;

approval by the Member or Members of the LLC of any plan or proposal for the liquidation or dissolution of the LLC, unless such plan or proposal is abandoned within 60 days following such approval;

any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of HydroGen representing more than 50% of the combined voting power of HydroGen's then outstanding securities having the right to vote in the election of directors; or

any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than HydroGen, shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the LLC representing more than 50% of the combined voting power of the LLC’s then outstanding securities.

“Good Reason” shall mean (i) the assignment of any duties inconsistent in any material respect with the services typical of a Chief Executive Officer; (ii) any other action by the Company that results in a material diminution in your position or authority, duty, title, responsibilities, or reporting requirements; (iii) any reduction in your annual salary; and (iv) any material failure by the Company to pay any compensation due to you within 30 days after such compensation is due unless otherwise stated. Before you may terminate for Good Reason, you must give the Company written notice of any condition given rise to the reason constituting “Good Reason” as described in (i) through (iii) in the preceding sentence and allow the Company 30 days to cure any such condition so noticed.

Payments Following Termination of Employment.

All Terminations. Regardless of the reason for termination of employment and regardless of whether termination is by the Company or you, the Company shall pay you: (i) the full amount of any accrued but unpaid salary as of the date of termination; (ii) any accrued but unpaid Annual Bonus respecting any completed calendar year ending prior to the date of termination; and (iii) any accrued but unreimbursed travel expenses.

Termination by the Company without Cause or by You for Good Reason. If the Company terminates you without Cause (but not due to your death) or if you terminate your employment with Good Reason, the Company shall pay you (in addition to the amounts described above under “All Terminations”): (i) one (1) year of annual salary to be paid over time as if your employment had not been terminated; and (ii) a pro-rated Annual Bonus for the calendar year in which the employment is terminated calculated by assuming full achievement of all of your personal goals and by determining the Company’s actual achievement of its goals and multiplying the amount of the Annual Bonus you would have received based on this formula by a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365, to be paid on the date during the following calendar year on which the Annual Bonus payment would otherwise have been made. In addition, the Company shall pay the percentage of the premium it would have paid had you remained employed, for the continuation of your health and dental insurance coverage under COBRA, subject to your election of and eligibility for coverage under COBRA's terms and conditions, for a period of one year from the date of termination.

Termination on a Change in Control. If within six (6) months prior (provided that there is evidence of discussions of a potential change of control within this six month period of time) to or within one (1) year following a Change of Control, your employment is terminated without Cause or for Good Reason: (i) the Company shall, in addition to any other payments of salary or lump sum salary due to you connection with your cessation of employment, provide you with a lump sum payment equal to 1.5 times your then applicable annual base pay; (ii) the Company shall, in lieu of any Annual Bonus due in connection with your cessation of employment, pay you an amount representing the Annual Bonus for the year of termination based on full achievement of all personal targets, plus the actual achievement of Company targets, as well as pay any prior year's bonus that is earned and unpaid as of the date of termination; and (iii) notwithstanding any provision in any applicable stock incentive plan document or award agreement, each stock option, restricted stock or other equity or equity-based award granted by HydroGen, LLC (the “LLC”) or the Company, to the extent such award is outstanding and unvested as of the date of such Change in Control, shall automatically become fully vested as of such Change of Control and shall become exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

For purposes of determining whether a termination is for Cause or Good Reason in the event of a Change of Control, the definitions of these terms in this offer letter shall apply, except that the word “material” shall be removed in each instance from the definition of Good Reason.

If, at the time the Change of Control occurs, Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable to you, notwithstanding any other provision of this offer letter, if the aggregate present value of the “parachute payments” to you, determined under Section 280G(b) is at least three times the “base amount” determined under such Section 280G, then the compensation otherwise payable under this offer letter (and any other amount payable hereunder or any other agreement, plan, program, policy or obligation of the the LLC, HydroGen or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to you determined under Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a “parachute payment” or as an “excess parachute payment.” Any decisions regarding the requirement or implementation of such reductions shall be made by the tax counsel and accounting firm retained by the LLC at as of the date of this offer letter.

You shall receive the payments and vesting of unvested options described above under “Termination by the Company without Cause or by you for Good Reason” and “Termination on a Change of Control” if and only if (i) you execute, return to the Company during the time period specified by the Company (and do not revoke if a revocation period is included in the Company’s sole discretion) a termination agreement (“Termination Agreement”) satisfactory to the Company in its sole discretion, which shall include a general release of any and all claims against the Company or HydroGen and any other persons or entities designated by the Company (collectively "Releasees"), and, in the Company’s sole discretion, provisions requiring you not to disparage the Releasees, not to use or disclose information deemed confidential by the Company, to reasonably cooperate with the Company in transitioning business matters and handling claims and litigation; and (ii) you comply with all of the obligations set forth in the Confidential Information, Noncompetition and Invention Assignment Agreement and the Termination Agreement.

In the event you are considered, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to be a Specified Employee (as hereinafter defined) as of the date your employment with the Company terminates, and you are entitled to receive payments by reason of such termination of employment, then to the extent any such payment is treated for purposes of

Code Section 409A as a payment of nonqualified deferred compensation, such payment will be made as soon as practicable following the date that is six months after the date of your termination of employment to the extent a six month delay in payment is required to comply with Code Section 409A(a)(2)(B)(i). For these purposes, the term “Specified Employee” shall mean any employee who is a “specified employee” as that term is defined in Treasury Regulation Section 1.409A-1(i).

Our offer of employment is contingent upon:

• The Company’s success in verifying the credentials and other information on your Resume provided to us and your providing proof of U.S. citizenship or eligibility to work in the United States, as required under the Immigration Reform & Control Act. Enclosed are several forms for you to complete and bring with you on your first day of employment. Please bring with you two forms of identification, as indicated on the back of the I-9 form.

• The Company completing a successful screening check on your criminal record and employment credit report.

• You must sign the enclosed Confidential Information, Noncompetition and Invention Assignment Agreement without making any changes.

Please note that, as required of all new employees, you will be asked to complete a drug test on or about your first day of employment and that your continued employment with the Company will be conditioned upon such drug test not revealing the use of any illicit drug. Notwithstanding any provision of this offer letter to the contrary, any termination of you by the Company due to such drug test revealing the use of any illicit drug shall be a termination by the Company for Cause.

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If you accept our offer under the terms set forth above, your first day of employment will be November 10, 2007.

Sincerely,

/s/ Joshua Tosteson

Joshua Tosteson
President

I accept this offer:

/s/ John J. Freeh	11/10/07
Signature	Start Date

Encl:   W-4, I-9
Benefits Summary
Confidential Information, Noncompete Agreement and Invention Assignment Agreement